UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

ONEWATER MARINE INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on February 23, 2023
at 9:00 a.m. Eastern Time

Dear Stockholders:

We, the Board of Directors of OneWater Marine Inc. (“the Board” or “the Company”) are writing to provide you with additional information related to management’s proposals at the upcoming 2023 Annual Meeting of Stockholders on February 23, 2023 (“the 2023 Annual Meeting”). Specifically, we are providing additional context around both our Board diversity actions and our equity compensation plan.

BOARD COMMITMENT TO APPOINT RACIALLY AND/OR ETHNICALLY DIVERSE DIRECTOR

Through our Nominating and Corporate Governance Committee, we recognize our responsibility to ensure that nominees for the Board possess the highest personal and professional ethics, integrity and values, and are committed to representing the long-term interests of the Company and its stockholders. We continually assess the performance and composition of our board, and regularly review the skills, experience and attributes represented by our board members. We highly value all aspects of diversity on our Board, including racial, ethnic, and gender diversity.

As Chair of the Nominating and Governance Committee, Christopher W. Bodine played an active role in appointing the first female nominee to the Company’s Board - director Bari Harlam, who was appointed on May 12, 2020. Mr. Bodine was also involved in the recruiting of director Greg A. Shell, an African American, who was appointed to the Board on March 21, 2022. Unfortunately, on November 28, 2022, Mr. Shell resigned from his position as a director of the Company due to the compliance policy of his new employer, which required his resignation from any outside boards of directors.

Subsequent to Mr. Shell’s departure, the Board and its Nominating and Governance Committee began a search for a new independent director who could add racial and/or ethnic diversity to the Board. We are actively interviewing candidates and we fully expect to appoint a racially and/or ethnically diverse director within the next 30 days. In the event that we are unable to appoint a candidate within the next 30 days, we commit to our stockholders that we will appoint at least one director who is racially and/or ethnically diverse within one year of the 2023 Annual Meeting.

We currently fully comply with the Nasdaq diversity rules which require one diverse director by August 7, 2023. The Board is committed to be in compliance with the additional requirements of the Nasdaq diversity rules, which require two diverse directors by August 6, 2025.

We recommend that shareholders vote FOR Proposal 1 to re-elect all nominees, including the current Chariman of the Nominating and Governance Committee, Christopher W. Bodine, as directors of the Company.

BOARD COMMITMENT TO UTILIZING EQUITY COMPENSATION IN A RESPONSIBLE MANNER

The Board recognizes its responsibility to utilize equity compensation to assist in recruiting, retaining and motivating directors by giving them an opportunity to obtain long-term equity participation in the Company. The Board believes it is advisable and in the best interests of the Company and our stockholders to design a compensation package for potential directors where the equity component is larger than the cash component. Accordingly the proposed increase to the annual limitation on the aggregate value of awards that may be granted under the 2020 Ominbus Incentive Plan (“the Plan”) in any calendar year to our non-employee directors is necessary to achieve this balance.

We recognize that many of our investors may take issue with the existing “evergreen” provision within our Incentive Plan, which states that the number of shares which may be issued to the Plan shall be ten percent of the fully diluted shares of the Company outstanding. Given our recent IPO, the Board believes it is in the best interests of stockholders to maintain the provision at this time. Currently, our basic dilution and burn rate levels are 16% and 2%, respectively, as calculated by external proxy advisors. The Board believes these levels are reasonable and will continue to monitor the amount of equity being issued as to not cause excessive dilution to existing stockholders. We may consider removing this provision in the future.

We recommend that shareholders vote FOR Proposal 3 to approve the amendment to the 2020 Omnibus Incentive Plan.

We have retained Okapi Partners LLC, an independent proxy solicitation firm, to assist in the solicitation of proxies. Okapi Partners LLC will receive a fee of approximately $25,000 for its services and will be reimbursed for its out-of-pocket expenses. If you have any questions or need any assistance in voting your shares of our common stock, please contact Okapi Partners LLC at (877) 629-6355.

The 2023 Annual Meeting of the Company will be held in a virtual-meeting format only via live webcast on February 23, 2023, at 9:00 a.m. Eastern Time. This proxy statement supplement, dated February 14, 2023 , supplements the Company’s definitive proxy statement, filed with the U.S. Securities and Exchange Commission on January 13, 2023, in relation to the Annual Meeting (the “Proxy Statement”). Copies of the Proxy Statement and our other proxy materials are available at www.proxyvote.com. We urge you to read the Proxy Statement in its entirety. To the extent that information herein differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement.

Thank you for your consideration of our recommendation. You can find additional information regarding our directors and governance practices in the Proxy Statement. We appreciate our ongoing dialogue with you and look forward to continued engagement.

Sincerely,
The Board of Directors
OneWater Marine Inc.

Buford, Georgia
February 14, 2023